EXHIBIT 10.60

AMENDED AND RESTATED

PROLOGIS, INC.

2011 NOTIONAL ACCOUNT DEFERRED COMPENSATION PLAN

(i)

1.43	“Trust”	7
1.44	“Unforeseeable Financial Emergency”	7
1.45	“Years of Service”	8

ARTICLE 2 - SELECTION, ENROLLMENT, ELIGIBILITY		8
2.1	Selection by Administrator	8
2.2	Enrollment Requirements	8
2.3	Eligibility Requirements; Commencement of Participation	8
2.4	Termination of Participation	8

ARTICLE 3 - INITIAL ACCOUNT CREDITS/CREDITING/TAXES		8
3.1	Notional Earnings Accounts	8
3.2	Vesting	9
3.3	Earnings Credits or Losses	9
3.4	Distributions	10

ARTICLE 4 - FIXED DATE PAYOUTS		10
4.1	Fixed Date Payout	10
4.2	Redeferral	10
4.3	Other Benefits Take Precedence Over Fixed Date	10

ARTICLE 5 - DISTRIBUTIONS		11
5.1	Retirement Benefit	11
5.2	Pre-Retirement Survivor Benefit	11
5.3	Termination Benefit	11
5.4	Change in Control Benefit	12
5.5	Disability Benefit	12
5.6	Delayed Distributions for Employee Participants	12
5.7	Cash Distributions	12

ARTICLE 6 - UNFORESEEABLE FINANCIAL EMERGENCIES		12
6.1	Withdrawal Payout for Unforeseeable Financial Emergencies	12

ARTICLE 7 - BENEFICIARY DESIGNATION		13
7.1	Beneficiary	13
7.2	Beneficiary Designation; Change; Spousal Consent	13
7.3	Acknowledgment	13
7.4	No Beneficiary Designation	13
7.5	Doubt as to Beneficiary	13
7.6	Discharge of Obligations	13

ARTICLE 8 - TERMINATION, AMENDMENT OR MODIFICATION		14
8.1	Termination With Respect to Account Balances	14
8.2	Amendment	14
8.3	Effect of Payment	14

ARTICLE 9 - ADMINISTRATION		14
9.1	Administrator Duties	14

(ii)

9.2	Binding Effect of Decisions	15
9.3	Committee	15
9.4	Indemnification	15
9.5	Employer Information	15

ARTICLE 10 - CLAIMS PROCEDURES		15
10.1	Presentation of Claim	15
10.2	Notification of Decision	16
10.3	Review of a Denied Claim	16
10.4	Decision on Review	17
10.5	Designation	17
10.6	Arbitration	17

ARTICLE 11 - TRUST		17
11.1	Establishment of the Trust	17
11.2	Interrelationship of the Plan and the Trust	18
11.3	Investment of Trust Assets	18
11.4	Distributions From the Trust	18

ARTICLE 12 - MISCELLANEOUS		18
12.1	Status of Plan	18
12.2	Unsecured General Creditor	18
12.3	Employer’s Liability	18
12.4	Non-Assignability	18
12.5	Tax Withholding	19
12.6	Coordination with Other Benefits	19
12.7	Compliance	19
12.8	Not a Contract of Employment	19
12.9	Furnishing Information	19
12.10	Governing Law	19
12.11	Notice	19
12.12	Successors	20
12.13	Spouse’s Interest	20
12.14	Validity	20
12.15	Incompetent	20
12.16	Court Order	20
12.17	Accelerated Distributions, Trust Distributions and Plan Interpretation	20
12.18	Insurance	21
12.19	Status of Company as a REIT	21

(iii)

AMENDED AND RESTATED

PROLOGIS, INC.

2011 NOTIONAL ACCOUNT DEFERRED COMPENSATION PLAN

PURPOSE

Prologis, Inc. (formerly known as AMB Property Corporation), a Maryland corporation (the “Company”), established the AMB Property Corporation 2011 Notional Account Deferred Compensation Plan (the “Plan”) effective as of June 2, 2011. This plan is intended to comply with the provisions of and the Department of Treasury proposed and final rules, regulations and other guidance promulgated under Section 409A of the Code and not result in a penalty tax thereunder. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

This Plan is for the benefit of a select group of management and highly compensated employees of the Employers as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

The Company hereby amends and restates the Plan to make additional changes thereunder and to change the name of the Plan to the Amended and Restated Prologis, Inc. 2011 Notional Account Deferred Compensation Plan.

ARTICLE 1 - DEFINITIONS

As used within this document, the following words and phrases have the meanings described in this Article 1 unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined in this Article 1, but for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender. Any headings used are included for ease of reference only and are not to be construed so as to alter any of the terms of the Plan.

1.1 “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the excess, if any, of the balance of a Participant’s Notional Earnings Account over the Initial Account Credit of such Notional Earnings Account at the time of determination. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2 “Administrator” shall mean the Committee appointed pursuant to Article 9 to administer the Plan, or such other person or persons to whom the Committee has delegated its duties pursuant to Article 9.

1.3 “Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business three (3) business days prior to the last business day of the fourth quarter preceding the distribution. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects a ten year Annual Installment Method, the first payment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance, calculated as described in this definition.

1.4 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.5 “Beneficiary Designation Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.

1.6 “Board” shall mean the board of directors of the Company.

1.7 “Change in Control” shall mean any of the following events:

(a) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, or the disposition by the Company of more than fifty percent (50%) of its interest in the Partnership;

(b) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities. For purposes of this definition, (i) the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that the term shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any corporation owned, directly or indirectly, by the shareholders of the Company, in substantially the same proportions as their ownership of stock of the Company, and (ii) the term “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (a), (b) or (d)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(d) the consummation of a merger or consolidation of the Company with any other corporation (or other entity); provided, that, a Change in Control shall not be deemed to occur (i) as the result of a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) where more than fifty percent (50%) of the directors of the Company or the surviving entity after such merger or consolidation were directors of the Company immediately before such merger or consolidation.

Notwithstanding the foregoing, (1) a Change in Control shall be limited to such transactions as constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and the proposed and final Department of Treasury rules, regulations and other guidance promulgated thereunder and (2) the consummation of the transactions contemplated under the Merger Agreement shall not constitute a Change in Control.

1.8 “Change in Control Benefits” shall mean the benefits set forth in Section 5.4.

1.9 “Claimant” shall have the meaning set forth in Section 10.1.

1.10 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.11 “Committee” shall mean the Compensation Committee of the Board or another committee or subcommittee of the Board appointed to administer the Plan pursuant to Article 9.

1.12 “Company” shall mean Prologis, Inc. (formerly known as AMB Property Corporation), a Maryland corporation, and any successor to all or substantially all of the Company’s assets or business.

1.13 “Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If an Employer determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant prior to a Change in Control for a taxable year of the Employer (including a distribution which otherwise would be made pursuant to this Plan) would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer shall defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.3 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made (including such Plan distribution) will not be limited by Section 162(m). Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.14 “Director” shall mean any member of the board of directors of the Company.

1.15 “Disability” shall mean that a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically undeterminable physical or mental impairment that can be expected to result in death or can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of such Participant’s Employer, or (c) is determined to be totally disabled by the Social Security Administration. The existence of a Disability under clause (a) and (b) shall be determined by the Administrator on the advice of a physician chosen by the Administrator.

1.16 “Disability Benefits” shall mean the benefits set forth in Section 5.5.

1.17 “Disability Leave” means leave due to the Participant’s inability to perform the duties of his or her position or any substantially similar position by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.

1.18 “Election Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to make an election under the Plan.

1.19 “Employee” shall mean a person who is an officer and employee of any Employer.

1.20 “Employer(s)” shall initially mean the Company, but shall also include any of the Company’s subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.21 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.22 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.23 “First Plan Year” shall mean the period beginning June 2, 2011 and ending December 31, 2011.

1.24 “Fixed Date Payout” shall mean the payout set forth in Section 4.1.

1.25 “Initial Account Credit” shall mean the notational cash credited to a Participant’s Notional Earnings Account immediately following the consummation of the Merger. In no event shall a Participant have any right to receive a distribution of his or her Initial Account Credit.

1.26 “LTIP Units” shall mean units representing profits interests in Prologis, L.P.

1.27 “Measurement Fund” shall mean the investment fund or funds selected by the Administrator from time to time pursuant to Section 3.3(c).

1.28 “Merger” shall mean the transactions contemplated under the Merger Agreement.

1.29 “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of January 30, 2011 by and among AMB Property Corporation, AMB Property, L.P., Prologis, a Maryland real estate investment trust, New Pumpkin Inc. a Maryland corporation, Upper Pumpkin LLC, a Delaware limited liability company and Pumpkin LLC, a Delaware limited liability company.

1.30 “Non-Employee Director” shall mean a Director who is not an Employee of any Employer.

1.31 “Notional Earnings Account” shall mean, as to each Participant, the bookkeeping account established for each Participant pursuant to Section 3.1.

1.32 “Participant” shall mean an Employee designated to participate in the Plan by the Administrator as set forth on Exhibit A hereto and who (i) signs an Election Form and a Beneficiary Designation Form, (ii) whose signed Election Form and Beneficiary Designation Form are accepted by the Administrator, and (iii) who commences participation in the Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.33 “Partnership” shall mean Prologis, L.P. (formerly known as AMB Property, L.P.), a Delaware limited partnership, and any successor to all or substantially all of the Partnership’s assets or business.

1.34 “Plan” shall mean this Amended and Restated Prologis, Inc. 2011 Notional Account Deferred Compensation Plan, which shall be evidenced by this instrument, as amended from time to time.

1.35 “Plan Year” shall mean, after the First Plan Year, a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.36 “Pre-Retirement Survivor Benefits” shall mean the benefits set forth in Section 5.2.

1.37 “Quarterly Installment Method” shall be a quarterly installment payment over the number of quarters selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business three (3) business days prior to the last business day of the quarter preceding the distribution. The quarterly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of quarterly payments due the Participant. By way of example, if the Participant elects a twenty (20) quarter Quarterly Installment Method, the first payment shall be 1/20 of the Account Balance, calculated as described in this definition. The following quarter, the payment shall be 1/19 of the Account Balance, calculated as described in this definition.

1.38 “Retirement,” “Retire(s)” or “Retired” shall mean a Termination of Employment from the Company and all Employers for any reason on or after the earlier of the attainment of (a) age sixty-five (65) or (b) a combined age and Years of Service equaling at least fifty-five (55) with a minimum of ten (10) Years of Service.

1.39 “Retirement Benefits” shall mean the benefits set forth in Section 5.1.

1.40 “Separation from Service” shall mean, a Participant’s separation from service with the Company, Partnership and any Employer as a result of the Participant’s death, Disability, Retirement or other event of termination in which the facts and circumstances indicate that the Employer and Participant reasonably anticipated either that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Participant provided services to the Employer if the Participant has been providing services for less than thirty-six (36) months), as determined by the Administrator in its sole discretion.

(a) Facts and circumstances which may be considered in determining whether a Separation of Service occurred, include, without limitation, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is eligible to perform services for, and realistically available to perform services for, other employers in the same line of business.

(b) In addition, a Separation from Service shall be presumed to occur in the following instances:

(i) if a Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment or service is not provided either by statute or contract, then the Participant is deemed to have experienced a Separation from Service on the first day immediately following such six-month period;

(ii) if a Participant continues to provide services to an Employer, the facts and circumstances indicate that the Employer did not intend the Participant to provide more than insignificant services to the Employer; or

(iii) the Participant ceases to provide services as an Employee at an annual rate that is at least equal to twenty percent (20%) of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period).

(c) Notwithstanding the foregoing, a Separation from Service shall be presumed not to occur in the following instances:

(i) the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, so long as the individual’s right to reemployment or service with the Company or an Employer is provided by either statute or contract; provided that with respect to a disability leave, the employment relationship will be treated as continuing for a period of up to twenty-nine (29) months, unless terminated earlier by the Participant or Employer, regardless of whether the Participant retains a contractual right to reemployment;

(ii) where an Employee continues to provide services to a prior Employer in a capacity other than as an employee and such Employee is providing services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period).

In determining whether a separation of service has occurred, periods during which the Participant is on an unpaid bona fide leave of absence are disregarded (including for purposes of determining the relevant 36-month period), and periods during which the Participant is on a paid bona fide leave of absence are treated as periods during which the Participant provided services at the level at which the Participant would have been required to perform services to receive the compensation if not on a bona fide leave of absence. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or Employer.

1.41 “Termination Benefits” shall mean the benefit set forth in Section 5.3.

1.42 “Termination of Employment” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Disability, death or an authorized leave of absence, which constitutes a Separation from Service with respect to the Company and Employer, as determined by the Administrator in its sole discretion.

1.43 “Trust” shall mean one or more trusts established pursuant to that certain Trust Agreement, effective as of June 2, 2011, between the Company and the trustee named therein, as amended from time to time.

1.44 “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant not covered by insurance, liquidation of other assets (to the extent the liquidation itself will not cause severe financial hardship, or cessation of deferrals under this Plan, resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator and which constitutes an “unforeseeable emergency” within the meaning of Section 409A(a)(2)(B)(ii) of the Code. For the avoidance of doubt, an Unforeseeable Financial Emergency shall not include, among other things, sending a child to college or purchasing a home.

1.45 “Years of Service” shall mean each twelve (12) month period during which a Participant is employed by an Employer, whether or not continuous, and including periods commencing prior to the effective date of this Plan; provided, however, that in the case of a Participant whose employment with an Employer has been interrupted by a period of twelve (12) consecutive months or more (a “Break in Service”), his or her Years of Service prior to such Break in Service shall be disregarded for any purpose under the Plan.

ARTICLE 2 - SELECTION, ENROLLMENT, ELIGIBILITY

2.1 Selection by Administrator. Participation in the Plan shall be limited to a select group of management and highly compensated Employees, constituting those persons who (i) were participants in the Company’s 2002 and/or 2005 Nonqualified Deferred Compensation Plans immediately prior to the Merger, (ii) received a distribution from one or both of such plans on account of the Merger, (iii) were Employees of any Employer or Non-Employee Directors immediately following the Merger and (iv) enroll in the Plan as described in Section 2.2. The Participants shall be the individuals set forth on Exhibit A hereto.

2.2 Enrollment Requirements. As a condition to participation, each Participant shall complete, execute and return to the Administrator an Election Form and a Beneficiary Designation Form. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility Requirements; Commencement of Participation.

(a) Eligibility; Commencement of Participation. Provided a Participant has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning all required documents to the Administrator within the specified time period, that Participant shall commence participation in the Plan on the day on which his or her Election Form first becomes effective or the date on an Initial Account Credit is first credited to his or her Notional Earnings Account.

2.4 Termination of Participation. If the Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Administrator shall have the right, in its sole discretion, to terminate the Participant’s participation in the Plan.

ARTICLE 3 - INITIAL ACCOUNT CREDITS/CREDITING/TAXES

3.1 Notional Earnings Accounts. Solely for record keeping purposes, the Administrator shall establish a an Notional Earnings Account for each Participant. A Participant’s Notional Earnings Account shall be credited with the Participant’s Initial Account Credit, and subsequently credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 3.3, and charged with distributions made to or with respect to him or her. The balance of a Participant’s Notional Earnings Account at any time may be smaller or larger than the balance of the Notional Earnings Account of any other Participant.

3.2 Vesting. A Participant shall at all times be one hundred percent (100%) vested in his or her Account Balance.

3.3 Earnings Credits or Losses. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Notional Earnings Account in accordance with the following rules:

(a) Election of Measurement Funds. A Participant shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.3(c) below) to be used to determine the additional amounts to be credited to his or her Notional Earnings Account, unless changed in accordance with the next sentence. The Participant may (but is not required to) elect, by submitting an Election Form to the Administrator that is accepted by the Administrator, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Notional Earnings Account, or to change the portion of his or her Notional Earnings Account allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall become effective as soon as administratively practicable and shall continue thereafter until changed in accordance with the previous sentence. Changes may be made to allocations at any time during the Plan Year, up to a maximum of six (6) changes per Participant per Plan Year.

(b) Proportionate Allocation. In making any election described in Section 3.3(a) above, the Participant shall specify on the Election Form, in increments of whole percentage points (1%), the percentage of his or her Notional Earnings Account and any earnings thereon to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Notional Earnings Account).

(c) Measurement Funds. The Administrator shall from time to time select types of Measurement Funds and specific Measurement Funds for deemed investment designation by Participants for the purpose of crediting additional amounts to his or her Notional Earnings Account. As necessary, the Administrator may, in its sole discretion, discontinue, substitute or add a Measurement Fund. The Administrator shall notify the Participants of the types of Measurement Funds and the specific Measurement Funds selected from time to time.

(d) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Notional Earnings Account shall be credited or debited as frequently as is administratively feasible, but no less often than quarterly, based on the performance of each Measurement Fund selected by the Participant, as determined by the Administrator in its sole discretion.

(e) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Notional Earnings Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Notional Earnings Account shall not be considered or construed in any manner as an actual investment of his or her Notional Earnings Account in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Notional Earnings Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employers.

3.4 Distributions. Any distribution with respect to a Participant’s Account Balance shall be charged to the Participant’s Notional Earnings Account as of the date such payment is made by the Employer or the trustee of the Trust which may be established for the Plan.

ARTICLE 4 - FIXED DATE PAYOUTS

4.1 Fixed Date Payout. A Participant may irrevocably elect on his or her Election Form to receive a future “Fixed Date Payout” from the Plan of his or her Account Balance. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Fixed Date Payout elected shall be paid out no earlier than the first day of any Plan Year designated by the Participant (the “Earliest Fixed Date Payout Date”). A Participant who elects a Fixed Date Payout shall elect on his or her Election Form to receive his or her Account Balance in a lump sum or pursuant to a Quarterly or Annual Installment Method over a period of up to ten (10) years, payable in the first (1st) week of January, April, July, and October, as applicable, commencing on the Earliest Fixed Date Payout Date. If a Participant who elects a Fixed Date Payout does not elect to have his or her Account Balance paid in accordance with the Quarterly or Annual Installment Method, then such benefit shall be payable in a lump sum. The lump sum payment shall be made no earlier than the Fixed Date Payment date designated by the Participant and no later than the last day of the Plan Year containing such date. Any payment made shall be subject to the Deduction Limitation.

4.2 Redeferral. A Participant may annually change his or her Fixed Date Payout (as defined in Section 4.1) election to a subsequent fixed date by submitting a new Election Form to the Administrator, provided, however, that (a) such change (i) must occur at least twelve (12) months prior to the originally elected fixed date, (ii) shall not be given any effect unless a full calendar year would have passed between the date upon which such Election Form is submitted and the originally elected fixed date and (iii) must provide for at least five full calendar years to pass between the originally elected fixed date and the subsequent fixed date designated in such form occurs and (b) the Election Form is accepted by the Administrator in its sole discretion. The Election Form most recently accepted by the Administrator shall govern the payout of the Participant’s benefits under the plan.

4.3 Other Benefits Take Precedence Over Fixed Date. Should an event occur in respect of a Participant who has elected a Fixed Date Payout under Section 4.1 that triggers a payment under Article 5 or 6, such Participant’s Account Balance shall not be paid in accordance with Section 4.1 or Section 4.2, but shall be paid in accordance with the other applicable Article.

ARTICLE 5 - DISTRIBUTIONS

5.1 Retirement Benefit.

(a) Retirement Benefit. Subject to Section 5.6, a Participant who Retires, shall receive, as a Retirement Benefit, his or her Account Balance. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to a Quarterly or Annual Installment Method over a period of up to ten (10) years, payable in the first (1st) week of January, April, July, and October, as applicable. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than the later of (i) December 31 of the calendar year during which the Participant Retires or (ii) the fifteenth (15th) day of the third (3rd) month following the date of such Retirement.

(b) Death Prior to Completion of Retirement Benefit or Termination Benefit. Subject to Section 5.6, if a Participant dies after Retirement but before the Retirement Benefit due under this Section 5.1 is paid in full or after a Termination of Employment but before the Termination Benefit under Section 5.3 is paid in full, the Participant’s unpaid Retirement Benefit under this Section 5.1 or Termination Benefit under Section 5.3 shall be paid to the Participant’s Beneficiary in the same form, at the same times and in the same amounts as such Retirement Benefit or Termination Benefit would have been paid to the Participant had the Participant survived.

5.2 Pre-Retirement Survivor Benefit. Subject to Section 5.6, a Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he or she experiences a Termination of Employment or suffers a Disability. The Pre-Retirement Survivor Benefit shall be paid to the Participant’s Beneficiary (a) if a Fixed Date Payout has not commenced prior to Participant’s death, commencing no later than the later of (i) December 31 of the calendar year during which the Participant died or (ii) the fifteenth (15th) day of the third (3rd) month following the Participant’s death, and being paid in a lump sum, if so elected by Participant, or in installment payments, if so elected by Participant, in the same form, at the same times and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, and (b) if a Fixed Date Payout has commenced prior to Participant’s death, in the same form, at the same times and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

5.3 Termination Benefit. Subject to Section 5.6, a Participant shall receive a Termination Benefit, which shall be equal to the Participant’s Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability. A Participant’s Termination Benefit shall be paid in a lump sum. The lump sum payment shall be made no later than the later of (i) December 31 of the calendar year during which the Participant’s Termination of Employment occurred or (ii) the fifteenth (15th) day of the third (3rd) month following the Participant’s Termination of Employment.

5.4 Change in Control Benefit. Subject to Section 5.6, a Participant shall receive a Change in Control Benefit, which shall be equal to the Participant’s Account Balance at the time of a Change in Control. A Participant’s Change in Control Benefit due under this Section 5.4 shall be paid in a lump sum. The lump sum payment shall be made upon, or as soon as administratively practicable following, the Change in Control but in no event later than the later of (i) December 31 of the calendar year during which the Change in Control occurs or (ii) the fifteenth (15th) day of third (3rd) month following the date of such Change in Control.

5.5 Disability Benefit. Subject to Section 5.6, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s Account Balance in the event of the Participant’s Disability, as determined by the Administrator. Payment of a Participant’s Disability Benefit under this Section 5.5 shall be paid in a lump sum. If a Participant’s Disability occurs after Retirement or after a Termination of Employment but before the Retirement Benefit under Section 5.1 or the Termination Benefit under Section 5.3 is paid in full, the Participant’s unpaid Retirement Benefit under Section 5.1 or Termination Benefit under Section 5.3 shall continue and shall be paid to the Participant in the same form, at the same times and in the same amounts as such Retirement Benefit or such Termination Benefit would have been paid to the Participant had the Participant not incurred the Disability.

5.6 Delayed Distributions for Employee Participants. Notwithstanding any provision of this Plan to the contrary, upon the Termination of Employment or Retirement of a Participant who is an Employee for any reason other than death or Disability, any Account Balance distribution that otherwise would be paid to Participant during the period of time beginning with such Termination of Employment or Retirement and ending six (6) months thereafter shall not be paid during such six-month period but shall be delayed and instead paid in a lump sum as soon as administratively practicable following such six-month delay period. There shall be no such six-month delay period in the event of and any six-month delay period which has already commenced shall terminate immediately upon (i) the Participant’s death or Disability or (ii) a Change in Control. For the avoidance of doubt, any Quarterly or Annual Installment Method payments due to Participant after any such delay period shall not be accelerated by application of this Section 5.6 and may only be accelerated to the extent such acceleration is provided for in another Plan provision.

5.7 Cash Distributions. All distributions to Participants under this Plan shall be in the form of cash. Notwithstanding the foregoing, the Committee may permit Participants to elect to receive their Account Balances in the form of LTIP Units. Such election shall be made at such time and in such manner as determined by the Committee.

ARTICLE 6 - UNFORESEEABLE FINANCIAL EMERGENCIES

6.1 Withdrawal Payout for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrator to receive a payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination

Benefit under Section 5.3, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Administrator, the petition for a payout is approved, any payout shall be made within sixty (60) days of the date of approval but in no event shall any payout be made following the later of (a) December 31 of the calendar year during which the Unforeseeable Financial Emergency occurs and (b) the fifteenth (15th) day of the third (3rd) month following the date of such Unforeseeable Financial Emergency. The payment of any amount under this Section 6.1 shall not be subject to the Deduction Limitation.

ARTICLE 7 - BENEFICIARY DESIGNATION

7.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

7.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.

7.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.

7.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

7.5 Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Administrator’s satisfaction.

7.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s Election Form shall terminate upon such full payment of benefits.

ARTICLE 8 - TERMINATION, AMENDMENT OR MODIFICATION

8.1 Termination With Respect to Account Balances. The Plan shall not terminate with respect to Account Balances and any Employers, except in a manner that complies with Section 409A of the Code and the proposed and final Department of Treasury rules, regulations and other guidance promulgated thereunder. Upon a termination of the Plan with respect to Account Balances that complies with Section 409A of the Code, each Participant shall be entitled to receive his or her Account Balance in a lump sum payment as soon as practicable following the first date such payment can be made without incurring tax penalties under Section 409A of the Code but in no event following the last date such payment can be made without incurring tax penalties under Section 409A of the Code. During the period of time between the date the Plan is terminated with respect to Account Balances and the date of such payment, Account Balance distributions, including those under a Quarterly or Annual Installment Method, which otherwise would be made pursuant to the Plan shall be made without regard to such termination.

8.2 Amendment. An Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors, compensation committee of its board of directors or similar governing body; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

8.3 Effect of Payment. The full payment of the applicable benefit under Article 4 of the Plan or under Articles 5 and 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s participation in the Plan shall terminate.

ARTICLE 9 - ADMINISTRATION

9.1 Administrator Duties. The Committee appointed pursuant to Section 9.3 shall be the Administrator and shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Members of the Administrator may be Participants under this Plan. Any individual serving on the Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself. Among the Committee’s necessary powers and duties are the following:

(a) Except to the extent provided otherwise by Article 11, to delegate all or part of its function as Administrator to others and to revoke any such delegation.

(b) To determine questions of eligibility of Participants and their entitlement to benefits, subject to the provisions of Articles 9 and 11.

(c) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other persons to render service or advice with regard to any responsibility the Administrator has under the Plan, or otherwise, to designate such persons to carry out fiduciary responsibilities (other than trustee responsibilities) under the Plan, and (with the Committee, the Employers and their officers, directors, trustees and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(d) To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

(e) To conduct claims procedures as provided in Article 9.

9.2 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan, Section 409A of the Code and the proposed and final Department of Treasury rules, regulations and other guidance promulgated thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.3 Committee. The Committee shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

9.4 Indemnification. All Employers shall indemnify and hold harmless any of their officers, Directors, Committee members or Employees who are involved in the administration of the Plan against any and all claims, losses, damages, expenses or liabilities arising out of the good faith performance of their administrative functions.

9.5 Employer Information. To enable the Administrator to perform its functions, each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Administrator may reasonably require.

ARTICLE 10 - CLAIMS PROCEDURES

10.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.2 Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review pursuant to the claim review procedure set forth in Section 10.3 below, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review.

Any notice pursuant to this Section 10.2 shall be given within a reasonable period of time but no later than ninety (90) days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the Claimant within ninety (90) days of the date the claim was filed stating the special circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than one hundred eighty (180) days from the date the claim was filed.

10.3 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim specifying in detail each of Claimant’s contentions, the grounds on which each is based, all facts in support of the request, and any other matters which the Claimant deems pertinent. The Claimant (or the Claimant’s duly authorized representative):

(a) may review and/or copy free of charge pertinent documents, records and other information relevant to the Claimant’s claim;

(b) may submit issues, written comments or other documents, records or other information relating to the claim; and/or

(c) may request a hearing, which the Administrator, in its sole discretion, may grant.

Any such review by the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

10.4 Decision on Review. The Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits;

(d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA; and

(e) such other matters as the Administrator deems relevant.

10.5 Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

10.6 Arbitration. A Claimant whose appeal has been denied under Section 10.4 shall have the right to submit said claim to final and binding arbitration in the state of California pursuant to the rules of the American Arbitration Association. Any such requests for arbitration must be filed by written demand to the American Arbitration Association within sixty (60) days after receipt of the decision regarding the appeal. The costs and expenses of arbitration, including the fees of the arbitrators, shall be borne by the losing party. The prevailing party shall recover as expenses all reasonable attorney’s fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.

ARTICLE 11 - TRUST

11.1 Establishment of the Trust. The Company and the Partnership shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Account Balances for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

11.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

11.3 Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Administrator or investment manager appointed by the Administrator, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement.

11.4 Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 12 - MISCELLANEOUS

12.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

12.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of any Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured, promise to pay money in the future.

12.3 Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Election Form(s), as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Election Form(s).

12.4 Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

12.5 Tax Withholding.

(a) Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments or credits made to or on behalf of a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

12.6 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

12.7 Compliance. A Participant shall have no right to receive payment with respect to the Participant’s Account Balance until all legal and contractual obligations of the Employers relating to establishment of the Plan and the making of such payments shall have been complied with in full.

12.8 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the employment of any Employer, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

12.9 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

12.10 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

12.11 Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Chief Human Resources Officer

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last address of the Participant known to the Company or the Partnership.

12.12 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

12.13 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

12.14 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.15 Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.16 Court Order. The Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

12.17 Accelerated Distributions, Trust Distributions and Plan Interpretation.

(a) Accelerated Distributions. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes subject to a penalty tax amount under Section 409A and the final Department of Treasury rules, regulations and other guidance promulgated thereunder, the Administrator may rescind the election subject to such penalty tax and accelerate the payment of such benefits at its discretion, provided that any such distribution will remain subject to penalty tax to the extent required by Section 409A and the final rules and regulations.

(b) Trust Distributions. If the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

(c) Plan Interpretation. The Plan shall be interpreted, construed, administered and operated in good faith in a manner that satisfies the requirements of Section 409A of the Code and the final and proposed Department of Treasury rules, regulations and other guidance promulgated thereunder. Nothing in this Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

12.18 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

12.19 Status of Company as a REIT. Notwithstanding any provision of this Plan or any Participant’s election to the contrary, the Partnership, the Company and the Administrator shall have the right at any time, and from time to time, to amend this Plan or to take any other action which it or they deem to be necessary or appropriate in order to avoid or cure any impairment of the Company’s status as a real estate investment trust under Sections 856 et seq. of the Code or to avoid or cure any violation of the Company’s Articles of Incorporation.

IN WITNESS WHEREOF, the Company and the Partnership have signed this Plan document as of December 5, 2014.

PROLOGIS, INC., a Maryland corporation

By:	/s/ Diana L. Scott
Name:	Diana L. Scott
Title:	Chief Human Resources Officer

PROLOGIS, L.P., a Delaware limited partnership

By:	Prologis, Inc.,
a Maryland corporation, its general partner

By:	/s/ Diana L. Scott
Name:	Diana L. Scott
Title:	Chief Human Resources Officer